Exhibit 10.6

REAL ESTATE MORTGAGE

SKYLINE CORPORATION, an Indiana corporation (“Mortgagor”), mortgages, conveys and warrants to FIRST BUSINESS CAPITAL CORP. (“Mortgagee”), in consideration of all amounts now or hereafter owing by Mortgagor and its affiliates to Mortgagee under the Secured Obligations (as defined below), the real estate described below, together with all privileges, hereditaments, easements and appurtenances, all rents, leases, issues and profits, all awards and payments made as a result of the exercise of the right of eminent domain, and all existing improvements and fixtures (all called the “Property”). For purposes hereof, the “Secured Obligations” shall mean all obligations of the Mortgagor and its affiliates as evidenced by (i) that certain Note A dated March 20, 2015, in the stated principal amount of up to Ten Million Dollars ($10,000,000.00) executed by Mortgagor and its subsidiaries, Homette Corporation, Layton Homes Corp. and Skyline Homes, Inc. (collectively, the “Subsidiaries”), in favor of Mortgagee (the “Note”), and (ii) that certain Loan and Security Agreement dated as of March 20, 2015 among Mortgagee, the Subsidiaries and Mortgagor (the “Loan Agreement”).

1. Description of Property.

See Exhibit A attached hereto for legal description

2. Title. Mortgagor warrants title to the Property, excepting only restrictions and easements of record, municipal and zoning ordinances, current taxes and assessments not yet due and any liens or encumbrances set forth on Exhibit B attached hereto (“Permitted Liens”).

3. Mortgage As Security. This Mortgage secures prompt payment to Mortgagee of the sum stated in the first paragraph of this Mortgage, plus interest and charges, according to the terms of the Note and the Loan Agreement, and any extensions, renewals or modifications thereof. This Mortgage also secures the performance of all covenants, conditions and agreements contained in this Mortgage, and to the extent not prohibited by law costs and expenses of collection or enforcement. Unless otherwise required by law, Mortgagee will satisfy this Mortgage upon request by Mortgagor if the Secured Obligations have been indefeasibly paid and satisfied in full, in immediately available funds, and Mortgagor and its affiliates have otherwise satisfied all of their respective obligations under Section 10 of the Loan Agreement.

4. Taxes. Mortgagor shall pay before they become delinquent all taxes, assessments and other governmental charges which may be levied or assessed against the Property, or against Mortgagee upon this Mortgage or the Note or other debt secured by this Mortgage, or upon Mortgagee’s interest in the Property, and upon request by Mortgagee deliver to Mortgagee receipts showing timely payment.

5. Insurance. Mortgagor shall keep the improvements on the Property insured in such amounts and against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Mortgagee may require, and shall pay the premiums when due. The policies shall contain the standard mortgagee clause in favor of Mortgagee. Mortgagor shall promptly give notice of loss to insurance companies and Mortgagee. In the event of foreclosure of this Mortgage or other transfer of title to the Property, in extinguishment of the indebtedness secured hereby, all right, title, and interest of Mortgagor in and to any insurance then in force shall pass to the purchaser or grantee.

6. Mortgagor’s Covenants. Mortgagor covenants:

(a) Condition and Repair. To keep the Property in good and tenantable condition and repair, ordinary wear and tear excepted, and to restore or replace damaged or destroyed improvements and fixtures;

(b) Liens. To keep the Property free from liens and encumbrances other than the Permitted Liens;

(c) Prior Mortgages. To perform all of Mortgagor’s obligations and duties under any mortgage or security agreement with a lien which has priority over this Mortgage and any obligation to pay secured by such a mortgage or security agreement, except to the extent such obligation is being contested in good faith by appropriate proceedings;

(d) Waste. Not to commit waste or permit waste to be committed upon the Property;

(e) Conveyance. Not to sell, assign, lease, mortgage, convey or other otherwise transfer any legal or equitable interest in all or part of the Property, or permit the same to occur, except with the prior written consent of Mortgagee, and, without notice to Mortgagor, Mortgagee may deal with any transferee as to his interest in the same manner as with Mortgagor, without in any way discharging the liability of Mortgagor under this Mortgage;

(f) Alteration or Removal. Except in the ordinary course of the Mortgagor’s business, not to remove, demolish or alter any material portion of the Property, without Mortgagee’s prior written consent;

(g) Condemnation. Subject to prior payment in full of the Mortgagor’s obligations to Mortgagee, to pay to Mortgagee all compensation received for the taking of the Property, or any part, by condemnation proceedings (including payments in compromise of condemnation proceedings), and all compensation received as damages for injury to the Property, or any part, unless such compensation is to be used by Mortgagor to restore or rebuild any part of the Property; and

(h) Ordinances; Inspection. To comply with all laws, ordinances and regulations affecting the Property except where the failure to comply would not have a material adverse effect on the Property or the Mortgagor’s operations on the Property and would not be disadvantageous in any material respect to the Mortgagee. Mortgagee and its authorized representatives may enter the Property at reasonable times to inspect it.

7. Authority of Mortgagee to Perform for Mortgagor. If Mortgagor fails to perform any of Mortgagor’s duties set forth in this Mortgage, Mortgagee may, after giving Mortgagor notice and ten (10) days to perform, perform the duties or cause them to be performed, including without limitation signing Mortgagor’s name or paying any amount so required, and the cost shall be due on demand and secured by this Mortgage.

8. Default; Acceleration; Remedies. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), and pursuant to Section 9 of the Loan Agreement, the unpaid principal and interest owed on the Note and any other amount due under the terms of the Loan Agreement, together with all sums paid by Mortgagee as authorized or required under this Mortgage, shall, in Mortgagee’s discretion, be immediately due and payable, and shall be collectible in a suit at law or by foreclosure of this Mortgage by action, or both, or by the exercise of any other remedy available at law or equity.

9. Waiver. Mortgagee may waive any default without waiving any other subsequent or prior default by Mortgagor.

10. Power of Sale. In the event of foreclosure, to the extent permitted by applicable law, Mortgagee may sell the Property at public sale and execute and deliver to the purchasers deeds of conveyance pursuant to statute.

11. Receiver. Upon the commencement or during the pendency of an action to foreclose this Mortgage, or enforce any other remedies of Mortgagee under it, without regard to the adequacy or inadequacy of the Property as security, Mortgagor agrees that the court may appoint a receiver of the Property with or without bond, and may empower the receiver to take possession of the Property and collect the rents, issues and profits of the Property and exercise such other powers as the court may grant until the confirmation of sale, and may order the rents, issues and profits, when so collected, to be held and applied as the court may direct.

12. Expenses. To the extent not prohibited by law, Mortgagor shall pay all reasonable costs and expenses before and after judgment, including without limitation, attorneys’ fees and expenses of obtaining title evidence, incurred by Mortgagee in protecting or enforcing its rights under this Mortgage.

13. Severability. Invalidity or unenforceability of any provision of this Mortgage shall not affect the validity or enforceability of any other provision.

14. Successors and Assigns. This Mortgage benefits Mortgagee, its successors and assigns, and binds Mortgagor and its successors and assigns.

15. Secured Obligations. The Secured Obligations include but are not limited to the note described as follows:

Date of Note	Original Principal Amount	Due Date of Last Installment
03/20/2015	$10,000,000.00	03/31/2018

The undersigned acknowledges receipt of an exact copy of this Mortgage.

Signed and Sealed this 20th day of March, 2015.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Name:	Jon S. Pilarski
Title:	Vice President Finance and Treasurer, Chief Financial Officer

STATE OF WISCONSIN	)
	)	SS
COUNTY OF MILWAUKEE	)

The foregoing instrument was acknowledged before me this 20th day of March, 2015 by Jon S. Pilarski, the Vice President & Treasurer and Chief Financial Officer of Skyline Corporation, a corporation under the laws of Indiana, on behalf of the corporation.

/s/ Kristin Roeper
Notary Public
My commission Expires: is permanent
My County of Residence: Milwaukee

I affirm, under the penalties of perjury, that I have taken reasonable care to redact each Social Security number in the document, unless required by law.

Name:	/s/ Kristin Roeper
Kristin A. Roeper

This Instrument was prepared by:

Kristin A. Roeper, Esquire
Godfrey & Kahn, S. C.
780 North Water Street
Milwaukee, Wisconsin 53202

Exhibit A

Legal Description

Tract1:

A part of Section 1, Township 37 North, Range 4 East, Second Principal Meridian, Cleveland Township, Elkhart County, Indiana, more particularly described as follows: Commencing at a 1” iron pipe that is 1212.7 feet South and 1.57 chains West (103.62 feet) of the Northwest corner of the Southwest Quarter of the Northeast Quarter of said Section 1; thence South 0 degrees 01 minute 36 seconds West, a distance of 916.80 feet to a point on the centerline of Indiana State Highway 112; thence South 89 degrees 26 minutes 00 seconds East along said centerline, a distance of 509.00 feet to the point of beginning of this description; thence continuing East along said line, a distance of 400.00 feet; thence North 0 degrees 00 minutes 36 seconds East, a distance of 50.00 feet to an iron pipe on the North right-of-way of said Indiana State Highway 112; thence South 89 degrees 26 minutes 00 seconds East along said North right-of-way, a distance of 100.40 feet to an iron rebar with cap (DORIOT #890028); thence North 0 degrees 54 minutes 22 seconds East, a distance of 768.10 feet to a point on the North line of the Southeast Quarter of said Section 1; thence continuing North along said line, a distance of 107.31 feet; thence North 89 degrees 55 minutes 02 seconds West, a distance of 514.07 feet to an iron pipe; thence South 0 degrees 00 minutes 36 seconds West, a distance of 107.30 feet to a point on the North line of the Southeast Quarter of said Section 1; thence continuing South along said line, a distance of 813.80 feet to the point of beginning; said described tract containing 10.63 acres, more or less.

Tract 2:

A part of Section 1, Township 37 North, Range 4 East, Second Principal Meridian, Cleveland Township, Elkhart County, Indiana, more particularly described as follows: Commencing at a 1” iron pipe that is 1212.7 feet South and 1.57 chains West (103.62 feet) of the Northwest corner of the Southwest Quarter of the Northeast Quarter of said Section 1; thence South 0 degrees 01 Minute 36 seconds West, a distance of 916.80 feet to a point on the centerline of Indiana State Highway 112; thence South 89 degrees 26 minutes 00 seconds East along said centerline, a distance of 509.00 feet to a point; thence continuing East along said line and centerline, a distance of 400.00 feet to a point; thence North 0 degrees 00 minutes 36 second East, a distance of 50.00 feet to an iron pipe on the North right-of-way of said Indiana State Highway 112; thence South 89 degrees 26 minutes 00 seconds East along said North right-of-way, a distance of 100.40 feet to an iron rebar with cap (DORIOT #890028) at the point of beginning of this description; thence continuing East along said line and North right-of-way, a distance of 77.10 feet to the point of curvature of a non-tangent curve, concave to the North, having a radius of 1632.71 feet, a central angle of 32 degrees 40 minutes 38 seconds, and a chord of 918.61 feet bearing North 76 degrees 02 minutes 38 seconds East; thence East along said curve, a distance of 931.18 feet to an iron rebar with cap (DORIOT #890028); thence North 0 degrees 36 minutes 53 seconds East, a distance of 545.86 feet to an iron pipe on the North line of the Southeast Quarter of said Section 1; thence North 89 degrees 55 minutes 02 seconds West along said North line, a distance of 546.49 feet to a ;point; thence due North, a distance of 107.30 feet to a point; thence North 89 degrees 55 minutes 02 seconds West, a distance of 414.11 feet to a point; thence South 0 degrees 54 minutes 22 seconds West, a distance of 107.31 feet to a point on the North line of the Southeast Quarter of said Section 1; thence continuing South along said line, a distance of 768.10 feet to the point of beginning; said described tract containing 16.69 acres, more or less.

Exhibit B

Permitted Liens

1.	General and special taxes and assessments and other charges not yet due and payable.

2.	Statutory lien claims not delinquent including construction and mechanic’s liens.